Exhibit 10.5

409A Amendment

to the

Surrey Bank & Trust

Executive Salary Continuation Agreement for

Brenda J. Harding

Surrey Bank & Trust (“Bank”) and Brenda J. Harding (“Executive”) originally entered into the Surrey Bank & Trust Executive Salary Continuation Agreement (“Agreement”) on June 27, 2005. Pursuant to Subparagraph XIII (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective February 17, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph IV (A), “Retirement Date”, shall be deleted in its entirety and replaced with the following Subparagraph IV (A):

Retirement Date:

If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the Executive’s sixty-seventh (67th) birthday, or such later date as the Executive as may actually retire.

2.	Subparagraph IV (F), “Change of Control”, shall be deleted in its entirety and replaced with the following Subparagraph IV (F):

Change in Control:

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

3.	Section V, “Retirement Benefit and Post-Retirement Death Benefit”, shall be modified to delete the second paragraph.

4.	Section VI, “Death Benefit Prior to Retirement”, shall be modified to delete the following language from the first sentence:

“(or such later date as may be agreed upon)”

5.	Section IX, “Disability”, shall be deleted in its entirety and replaced with the following Section IX:

In the event the Executive becomes Disabled, the Executive shall receive one hundred percent (100%) of the balance of the accrued liability retirement account. Such balance shall be paid in one (1) lump sum commencing thirty (30) days following Disability. “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

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6.	Section X, “Termination of Employment”, shall be modified to delete the second paragraph.

7.	Section XI, “Change of Control”, shall be deleted in its entirety and replaced with the following Section XI:

XI. CHANGE IN CONTROL

Upon a Change in Control as defined in Subparagraph IV (F), the Executive shall receive the benefits in Section V herein in the same form and with the same timing as described in Section V, except that payments shall commence at Normal Retirement Age (Subparagraph IV [B]).

8.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (J) under Section XIII, as follows:

Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

9.	A new Subparagraph XIII (K) shall be added as follows:

Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

10.	A new Subparagraph XIII (L) shall be added as follows:

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

11.	A new Subparagraph XIII (M) shall be added as follows:

Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

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(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ Mark H. Towe	/s/ Brenda J. Harding
For the Bank	Brenda J. Harding
Date: May 20, 2008	Date: May 20, 2008

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